COMMERCE GROUP CORP.  AND CONSOLIDATED SUBSIDIARIES

SCHEDULE IV(2) - INDEBTEDNESS TO RELATED PARTIES

CURRENT YEARS ENDED MARCH 31, 2008, 2007, AND 2006

Identity of Debtor	Balance at Beginning of Period	Net Additions (Deletions) to Indebtedness (1)	Balance at End of Period

Year ended March 31, 2008
Late President of the Company	$11,372,962(a)	$1,981,319(a)	$ 13,354,281
Late President’s RIRA	1,216,540(b)	213,331(b)	1,429,871
Late President’s Affiliated Company	2,673,458(c)	568,806(c)	3,242,264
Late President’s Wife’s RIRA	846,436(d)	148,430(d)	994,866
Late President’s Second Oldest Son/Daughter-in-Law	249,547(d)	43,761(d)	293,308
Current President as Principal of his own Company	51,454(d)	50,728(d)	102,182
Late President’s half brother	0	16,958(d)	16,958
Total, notes payable	$ 16,410,397	$3,023,333(a)	$ 19,433,730

Late President’s Accrued Salary	$ 3,351,515(e)	$ 104,271(e)	$ 3,455,786

Current President’s Accrued Salary	$ 0	$ 5,729	$ 5,729

Late President’s Wife’s Consulting Fees	$ 435,600(f)	$ 36,000(f)	$ 471,600

Legal fees (Late President’s Second Oldest Son is a principal)	$ 415,035(g)	$ 39,409(g)	$ 454,444

Year ended March 31, 2007
Late President of the Company	$ 9,698,413(a)	$1,674,549(a)	$ 11,372,962
Late President’s RIRA	1,099,330(b)	117,210(b)	1,216,540
Late President’s Affiliated Company	2,043,648(c)	629,810(c)	2,673,458
Late President’s Wife’s RIRA	695,071(d)	151,365(d)	846,436
Late President’s Second Oldest Son/Daughter-in-Law	212,409(d)	37,138(d)	249,547
Current President as Principal of his own Company	0	51,454(d)	51,454
Total, notes payable	$ 13,748,871	$2,661,526(a)	$ 16,410,397

Late President’s Accrued Salary	$ 3,172,765(e)	$ 178,750(e)	$ 3,351,515

Late President’s Wife’s Consulting Fees	$ 399,600(f)	$ 36,000(f)	$ 435,600

Legal fees (Late President’s Second Oldest Son is a principal)	$ 411,558(g)	$ 3,477(g)	$ 415,035

Identity of Debtor	Balance at Beginning of Period	Net Additions (Deletions) to Indebtedness (1)	Balance at End of Period

Year ended March 31, 2006
Late President of the Company	$7,909,686(a)	$1,788,727(a)	$ 9,698,413(a)
Late President’s RIRA	1,022,396(b)	76,934(b)	1,099,330(b)
Late President’s Affiliated Company	1,659,755(c)	383,893(c)	2,043,648(c)
Late President’s Wife’s RIRA	591,628(d)	103,443(d)	695,071(d)
Late President’s Second Oldest Son	180,723(d)	31,686(d)	212,409(d)
Total, notes payable	$ 11,364,188	$2,384,683	$13,748,871

Late President’s Accrued Salary	$2,994,015(e)	$ 178,750(e)	$ 3,172,765(e)

Late President’s Wife’s Consulting Fees	$ 363,600(f)	$ 36,000(f)	$ 399,600(f)

Legal fees (Late President’s Second Oldest Son is a Principal)	$ 332,981(g)	$ 78,577(g)	$ 411,558(g)

(1)(a)(b)

The net additions to the open-ended, secured, on-demand promissory notes issued to the late President of the Company, as an individual, and not as a Director or Officer of the Company, and his RIRA are from net cash advances and/or accrued interest.

The late President’s RIRA on March 28, 2007 purchased 750,000 of the Company’s restricted common shares, par value $.10, at a price of $.10 each, for a total of $75,000.  Payment for this purchase was made by reducing the amount of Company debt due to the RIRA.

(1)(c)

The late President owns 55% of an Affiliated Company’s common shares.  The additions to the open-ended, secured, on-demand promissory note issued to an Affiliated Company result from cash advances, accrued interest, accrued office rent, vehicle rental and other expenses incurred on behalf of the Company.

(1)(d)

The additions resulted from accrued interest earned during the fiscal year.

(1)(e)

The late President’s salary of $96,250 was accrued through October 31, 2007.  In addition, the Directors, pursuant to a resolution, compensated the late President in the sum of  $8,020.83 for vacation pay.

(1)(f)

Twelve months of consulting fees at $3,000 per month for a total of $36,000.

(1)(g)

The addition of the amounts due to the Law Firm results for legal services rendered during this period.  An adjustment was made due to an increase in the Law Firm’s hourly rate to $225 x 2,019.75 hours through February 29, 2008.  The Company did not yet receive an invoice for March 2008.